Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2019 SECOND QUARTER RESULTS AND INCREASES 2019 GUIDANCE
-- 2019 Second Quarter Diluted EPS of $1.18; Adjusted Diluted EPS of $1.34 --

ST. LOUIS, MISSOURI (July 23, 2019) -- Centene Corporation (NYSE: CNC) announced today its financial results for the second quarter ended June 30, 2019, reporting diluted earnings per share (EPS) of $1.18, and Adjusted Diluted EPS of $1.34.

In summary, the 2019 second quarter results were as follows:

Total revenues (in millions)	$18,356
Health benefits ratio	86.7%
SG&A expense ratio	9.1%
GAAP diluted EPS	$1.18
Adjusted Diluted EPS (1)	$1.34
Total cash flow provided by operations (in millions)	$917

(1) A full reconciliation of Adjusted Diluted EPS is shown beginning on page five of this release.

Diluted and Adjusted Diluted EPS for the second quarter of 2019 benefited from solid operating performance across our business segments, the net impact of the reconciliation of the 2018 risk adjustment program exceeding our expectations by $0.05 per diluted share and a gain related to the acquisition of Ribera Salud of $0.03 per diluted share.

Michael F. Neidorff, Centene's Chairman, President and Chief Executive Officer, stated, "Our strong second quarter results demonstrate Centene’s favorable financial and operating momentum. Our pending WellCare acquisition will bolster and diversify our product offerings, significantly increase our scale and provide access to new markets - enhancing Centene’s long-term growth outlook."

Second Quarter Highlights

•	June 30, 2019 managed care membership of 15.0 million, an increase of 2.2 million members, or 17%, over June 30, 2018.

•	Total revenues for the second quarter of 2019 of $18.4 billion, representing 29% growth compared to the second quarter of 2018.

•	Health benefits ratio (HBR) of 86.7% for the second quarter of 2019, compared to 85.7% in the second quarter of 2018.

•	Selling, general and administrative (SG&A) expense ratio of 9.1% for the second quarter of 2019, compared to 9.6% for the second quarter of 2018.

•	Adjusted SG&A expense ratio of 9.0% for the second quarter of 2019, compared to 9.6% for the second quarter of 2018.

•	Diluted EPS for the second quarter of 2019 of $1.18, compared to $0.75 for the second quarter of 2018, an increase of 57%.

•	Adjusted Diluted EPS for the second quarter of 2019 of $1.34, compared to $0.90 for the second quarter of 2018, an increase of 49%.

•	Operating cash flow of $917 million for the second quarter of 2019, representing 1.9x net earnings.

Other Events

•
In July 2019, our Oregon subsidiary, Trillium Community Health Plan, was notified by the Oregon Health Authority (OHA) of its intent to award Trillium an expanded contract to serve as a coordinated care organization for six counties in the state. Pending successful completion of OHA's readiness review and additional contract negotiations, the contract is scheduled to begin on January 1, 2020.

•	In June 2019, our Spanish subsidiary, Primero Salud, acquired additional ownership in Ribera Salud, increasing our ownership in the Spanish healthcare company from 50% to 90%.

•	In June 2019, all proposals regarding the pending acquisition of WellCare Health Plans, Inc. (WellCare) were approved by Centene and WellCare shareholders.

Accreditations & Awards

•	In July 2019, FORTUNE announced Centene's position of #168 in its annual ranking of the largest companies globally by revenue.

•	In July 2019, Centene was recognized with a 100 percent score on the Disability Equality Index (DEI) as one of the Best Places to Work for People with Disabilities.

•	In May 2019, FORTUNE announced Centene's position of #51 in its annual ranking of America's largest companies by revenue.

•	In May 2019, Centene and several of its subsidiaries earned Accreditation from NCQA, including California Health & Wellness and Health Net Community Solutions.

Membership

The following table sets forth our membership by line of business:

	June 30,
	2019	2018
Medicaid:
TANF, CHIP & Foster Care	7,388,700	5,852,000
ABD & LTSS	997,900	874,200
Behavioral Health	68,800	454,600
Total Medicaid	8,455,400	7,180,800
Commercial	2,449,400	2,051,700
Medicare (1)	398,500	343,800
International	463,100	—
Correctional	153,900	157,900
Total at-risk membership	11,920,300	9,734,200
TRICARE eligibles	2,855,800	2,851,500
Non-risk membership	228,100	218,100
Total	15,004,200	12,803,800

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	June 30,
	2019	2018
Dual-eligible (2)	600,800	489,500
Health Insurance Marketplace	1,910,700	1,503,100
Medicaid Expansion	1,290,200	1,079,700

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three months ended June 30, ($ in millions):

	2019	2018	% Change 2018-2019
Medicaid	$12,119	$8,919	36%
Commercial	3,872	3,143	23%
Medicare (1)	1,465	1,203	22%
Other	900	916	(2)%
Total Revenues	$18,356	$14,181	29%

(1) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended June 30, 2019

•
For the second quarter of 2019, total revenues increased 29% to $18.4 billion from $14.2 billion in the comparable period in 2018. The increase over the prior year was primarily due to the acquisition of Fidelis Care, growth in the Health Insurance Marketplace business, expansions and new programs in many of our states in 2018 and 2019, particularly Arkansas, New Mexico, and Pennsylvania. These increases were partially offset by the health insurer fee moratorium in 2019.

•	Sequentially, total revenues decreased 1% from the first quarter of 2019 primarily due to significant pass through payments from the States of California and New York in the first quarter.

•
HBR of 86.7% for the second quarter of 2019 represents an increase from 85.7% in the comparable period in 2018. The increase was primarily attributable to the Health Insurance Marketplace business where margins have normalized, as expected, from the favorable performance in 2018. The increase was also due to the health insurer fee moratorium and the acquisition of Fidelis Care, which operates at a higher HBR.

•	HBR increased sequentially from 85.7% in the first quarter of 2019. The increase was primarily due to the normal seasonality in the Health Insurance Marketplace business.

•
The SG&A expense ratio was 9.1% for the second quarter of 2019, compared to 9.6% in the second quarter of 2018. The Adjusted SG&A expense ratio was 9.0% for the second quarter of 2019, compared to 9.6% in the second quarter of 2018. The SG&A and Adjusted SG&A expense ratios both decreased due to the acquisition of Fidelis Care, which operates at a lower SG&A expense ratio.

•
The effective tax rate was 25.7% for the second quarter of 2019, compared to 36.9% in the second quarter of 2018. The decrease in the effective tax rate was due to the impact of the health insurer fee moratorium.

Balance Sheet

At June 30, 2019, the Company had cash, investments and restricted deposits of $15.9 billion, including $801 million held by unregulated entities. Medical claims liabilities totaled $7.4 billion. The Company's days in claims payable was 47 days, which is a decrease of one day over the first quarter of 2019. Total debt was $7.1 billion, which includes $513 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 36.3% at June 30, 2019, excluding $158 million of non-recourse debt.

Outlook

The Company's annual guidance for 2019 has been updated to reflect the second quarter performance and the reinvestment of $0.05 per diluted share in Centene Forward related initiatives in the second half of 2019.

	Full Year 2019
	Low	High
Total revenues (in billions)	$73.6	$74.2
GAAP diluted EPS	$3.70	$3.87
Adjusted Diluted EPS (1)	$4.29	$4.49
HBR	86.6%	87.1%
SG&A expense ratio	9.2%	9.7%
Adjusted SG&A expense ratio (2)	9.1%	9.6%
Effective tax rate	24.5%	26.5%
Diluted shares outstanding (in millions)	420.5	421.5

(1)	Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.46 to $0.47 per diluted share and acquisition related expenses of $0.13 to $0.15 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $73 million to $84 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 23, 2019, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2019. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 9467577 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 21, 2020, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, July 30, 2019, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10132753.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP net earnings attributable to Centene	$495	$300	$1,017	$640
Amortization of acquired intangible assets	64	45	129	84
Acquisition related expenses	23	1	41	22
Other adjustments (1)	—	30	—	30
Income tax effects of adjustments (2)	(21)	(16)	(41)	(30)
Adjusted net earnings	$561	$360	$1,146	$746

(1)	Other adjustments include the 2018 impact of retroactive changes to the California minimum medical loss ratio (MLR) of $30 million of expense.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2019
	2019	2018	2019	2018
GAAP diluted EPS attributable to Centene	$1.18	$0.75	$2.42	$1.70	$3.70 - $3.87
Amortization of acquired intangible assets (1)	0.12	0.09	0.24	0.17	$0.46 - $0.47
Acquisition related expenses (2)	0.04	—	0.07	0.05	$0.13 - $0.15
Other adjustments (3)	—	0.06	—	0.06	—
Adjusted Diluted EPS	$1.34	$0.90	$2.73	$1.98	$4.29 - $4.49

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.04 and $0.02 for the three months ended June 30, 2019 and 2018, respectively, and $0.07 and $0.05 for the six months ended June 30, 2019 and 2018, respectively, and an estimated $0.14 for the year ended December 31, 2019.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.01 for the three months ended June 30, 2019, and $0.03 and $0.01 for the six months ended June 30, 2019 and 2018, respectively, and an estimated $0.05 for the year ended December 31, 2019.

(3)
Other adjustments include the 2018 impact of retroactive changes to the California MLR, which is net of an income tax benefit of $0.02 per diluted share for both the three and six months ended June 30, 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP SG&A expenses	$1,574	$1,237	$3,183	$2,553
Acquisition related expenses	21	1	38	22
Adjusted SG&A expenses	$1,553	$1,236	$3,145	$2,531

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition (the WellCare Transaction) of WellCare Health Plans, Inc. (WellCare), our recent acquisition (the Fidelis Care Acquisition) of substantially all the assets of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York ( Fidelis Care), investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: the risk that regulatory or other approvals required for the WellCare Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the possibility that certain conditions to the consummation of the WellCare Transaction will not be satisfied or completed on a timely basis and, accordingly, the WellCare Transaction may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the WellCare Transaction; the possibility that the expected synergies and value creation from the WellCare Transaction will not be realized, or will not be realized within the expected time period; the exertion of management's time and the Company's resources, and other expenses incurred and business changes required, in connection with any regulatory, governmental or third party consents or approvals for the WellCare Transaction; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the WellCare Transaction or that the integration of WellCare will be more difficult or time consuming than expected; the risk that potential litigation in connection with the WellCare Transaction may affect the timing or occurrence of the WellCare Transaction, cause it not to close at all, or result in significant costs of defense, indemnification and liability; unexpected costs, charges or expenses resulting from the WellCare Transaction; the possibility that competing offers will be made to acquire WellCare; the inability to retain key personnel; disruption from the announcement, pendency and/or completion of the WellCare Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that, following the WellCare Transaction, the combined company may not be able to effectively manage its expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome of the District Court decision in "Texas v. United States of America" regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Fidelis Care Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Fidelis Care Acquisition; disruption caused by significant completed and pending acquisitions, including, among others, the Fidelis Care Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Fidelis Care Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Fidelis Care, will not be integrated successfully; the risk that, following the Fidelis Care Acquisition, we may not be able to effectively manage our expanded operations; restrictions and limitations in connection with our indebtedness; our ability to maintain the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including the registration statement on Form S-4 filed by Centene with the SEC on May 23, 2019, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,875	$5,342
Premium and trade receivables	5,194	5,150
Short-term investments	765	722
Other current assets	762	784
Total current assets	13,596	11,998
Long-term investments	7,632	6,861
Restricted deposits	630	555
Property, software and equipment, net	1,878	1,706
Goodwill	7,126	7,015
Intangible assets, net	2,163	2,239
Other long-term assets	1,343	527
Total assets	$34,368	$30,901

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$7,447	$6,831
Accounts payable and accrued expenses	4,032	4,051
Return of premium payable	834	666
Unearned revenue	253	385
Current portion of long-term debt	87	38
Total current liabilities	12,653	11,971
Long-term debt	7,047	6,648
Other long-term liabilities	2,398	1,259
Total liabilities	22,098	19,878
Commitments and contingencies
Redeemable noncontrolling interests	22	10
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 419,319 issued and 413,527 outstanding at June 30, 2019, and 417,695 issued and 412,478 outstanding at December 31, 2018	—	—
Additional paid-in capital	7,531	7,449
Accumulated other comprehensive earnings (loss)	119	(56)
Retained earnings	4,680	3,663
Treasury stock, at cost (5,792 and 5,217 shares, respectively)	(176)	(139)
Total Centene stockholders’ equity	12,154	10,917
Noncontrolling interest	94	96
Total stockholders’ equity	12,248	11,013
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$34,368	$30,901

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Premium	$16,554	$12,113	$32,757	$24,016
Service	745	762	1,380	1,415
Premium and service revenues	17,299	12,875	34,137	25,431
Premium tax and health insurer fee	1,057	1,306	2,663	1,944
Total revenues	18,356	14,181	36,800	27,375
Expenses:
Medical costs	14,354	10,380	28,236	20,419
Cost of services	615	658	1,159	1,201
Selling, general and administrative expenses	1,574	1,237	3,183	2,553
Amortization of acquired intangible assets	64	45	129	84
Premium tax expense	1,106	1,189	2,765	1,735
Health insurer fee expense	—	183	—	354
Total operating expenses	17,713	13,692	35,472	26,346
Earnings from operations	643	489	1,328	1,029
Other income (expense):
Investment and other income	120	65	219	106
Interest expense	(101)	(80)	(200)	(148)
Earnings from operations, before income tax expense	662	474	1,347	987
Income tax expense	170	175	336	350
Net earnings	492	299	1,011	637
Loss attributable to noncontrolling interests	3	1	6	3
Net earnings attributable to Centene Corporation	$495	$300	$1,017	$640

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.20	$0.77	$2.46	$1.73
Diluted earnings per common share	$1.18	$0.75	$2.42	$1.70

Weighted average number of common shares outstanding:
Basic	413,370	391,037	413,144	369,440
Diluted	419,671	398,902	419,707	377,142

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$1,011	$637
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	313	215
Stock compensation expense	72	67
Deferred income taxes	(10)	4
Changes in assets and liabilities
Premium and trade receivables	234	(553)
Other assets	(47)	2
Medical claims liabilities	558	717
Unearned revenue	(138)	202
Accounts payable and accrued expenses	(616)	(865)
Other long-term liabilities	869	865
Other operating activities, net	(13)	29
Net cash provided by operating activities	2,233	1,320
Cash flows from investing activities:
Capital expenditures	(336)	(362)
Purchases of investments	(1,280)	(1,375)
Sales and maturities of investments	719	721
Acquisitions, net of cash acquired	(32)	(237)
Net cash used in investing activities	(929)	(1,253)
Cash flows from financing activities:
Proceeds from the issuance of common stock	—	2,780
Proceeds from long-term debt	5,617	5,146
Payments of long-term debt	(5,353)	(3,471)
Common stock repurchases	(37)	(13)
Purchase of noncontrolling interest	—	(63)
Other financing activities, net	9	(1)
Net cash provided by financing activities	236	4,378
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	—
Net increase in cash, cash equivalents and restricted cash and cash equivalents	1,542	4,445
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	5,350	4,089
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$6,892	$8,534
Supplemental disclosures of cash flow information:
Interest paid	$132	$130
Income taxes paid	$381	$195
Equity issued in connection with acquisitions	$—	$507

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	June 30,
	2019	2018
Cash and cash equivalents	$6,875	$6,707
Restricted cash and cash equivalents, included in restricted deposits	17	1,827
Total cash, cash equivalents, and restricted cash and cash equivalents	$6,892	$8,534

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2019	2019	2018	2018	2018
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	7,388,700	7,491,100	7,356,200	7,260,500	5,852,000
ABD & LTSS	997,900	1,036,200	1,002,100	964,200	874,200
Behavioral Health	68,800	56,000	36,500	455,900	454,600
Total Medicaid	8,455,400	8,583,300	8,394,800	8,680,600	7,180,800
Commercial	2,449,400	2,472,700	1,978,000	2,062,500	2,051,700
Medicare (1)	398,500	393,900	416,900	417,400	343,800
International	463,100	151,600	151,600	—	—
Correctional	153,900	153,200	151,300	150,900	157,900
Total at-risk membership	11,920,300	11,754,700	11,092,600	11,311,400	9,734,200
TRICARE eligibles	2,855,800	2,855,800	2,858,900	2,858,900	2,851,500
Non-risk membership	228,100	211,900	219,700	219,000	218,100
Total	15,004,200	14,822,400	14,171,200	14,389,300	12,803,800

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	52,000	48,100	47,300	45,400	41,200

DAYS IN CLAIMS PAYABLE (2)	47	48	48	51	44
(2) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$15,101	$14,303	$13,002	$13,782	$11,455
Unregulated	801	507	478	481	3,543
Total	$15,902	$14,810	$13,480	$14,263	$14,998

DEBT TO CAPITALIZATION	36.8%	36.9%	37.8%	37.3%	37.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	36.3%	36.5%	37.4%	36.9%	36.7%
(3) The non-recourse debt represents the Company's mortgage note payable ($56 million at June 30, 2019) and construction loan payable ($102 million at June 30, 2019).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
HBR	86.7%	85.7%	86.2%	85.0%
SG&A expense ratio	9.1%	9.6%	9.3%	10.0%
Adjusted SG&A expense ratio	9.0%	9.6%	9.2%	10.0%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2018	$5,003
Less: reinsurance recoverable	17
Balance, June 30, 2018, net	4,986
Acquisitions and purchase accounting adjustments	1,265
Less: acquired reinsurance recoverable	8
Incurred related to:
Current period	54,382
Prior period (1)	(508)
Total incurred	53,874
Paid related to:
Current period	48,506
Prior period	4,183
Total paid	52,689
Balance, June 30, 2019, net	7,428
Plus: reinsurance recoverable	19
Balance, June 30, 2019	$7,447

(1) Incurred related to prior period does not include development on the acquired Fidelis Care medical claims liability as we closed that acquisition on July 1, 2018. Our Form 10-Q presents a rollforward for the six months ended June 30, 2019, which includes the development on Fidelis Care reserves, subsequent to the acquisition.

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $68 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2018, and prior.